Exhibit 99.1

For more information contact:
Victor Gallo General Manager & Director Youbet Nevada 818/668-2100	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212/835-8500ormgam@jcir.com

For Immediate Release

YOUBET.COM PROPOSES ACQUISTION OF
AMERICAN WAGERING FOR $9.5 MILLION

- Files Reorganization Plan for American Wagering in U.S. Bankruptcy Court -

Woodland Hills, CA, Las Vegas, NV, and Reno, NV, October 6, 2004 – Youbet.com, Inc. (NASDAQ:UBET), the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States, announced today that it is seeking approval to acquire all of the issued and outstanding shares of American Wagering, Inc. (OTC BB: BETMQ) for $9.5 million, approximately half in cash and half in Youbet common stock. American Wagering, Inc. (AWI) and its wholly-owned subsidiary, Leroy’s Horse and Sports Place, are currently operating their respective businesses under Chapter 11 of the Bankruptcy Code. Youbet’s proposal was contained in a competing reorganization plan filed with the United States Bankruptcy Court in Reno, Nevada.

Leroy’s Horse and Sports Place operates Nevada’s largest statewide network of sports and race wagering facilities in 49 locations and previously announced plans to expand to 60 locations by December 1, 2004. AWI also owns and operates Computerized Booking Systems, Inc. which supplies nearly 85% of the sports wagering computer systems in use by Nevada casinos, and AWI Manufacturing, Inc., a manufacturer, distributor and supplier of race and sports self-service wagering kiosks.

For the six months ended July 31, 2004, AWI reported consolidated operating income of $296,000 on revenue of $5.5 million. The company, which currently employs nearly 300 people, has total assets of $9.6 million and total liabilities of $7.8 million.

The Bankruptcy Court recently denied AWI’s motion to exclude Youbet and other interested companies from filing competing plans to acquire AWI. The Youbet reorganization plan must be confirmed by the Bankruptcy Court, which may accept, reject or request changes to the proposed plan. The Bankruptcy Court has scheduled a hearing on November 12th to consider Youbet’s motion to approve the proposed Disclosure Statement to accompany its reorganization plan. If Youbet’s motion is granted, the Bankruptcy Court will consider all competing plans at the confirmation hearing currently scheduled for February 14, 2005. Youbet’s proposed acquisition is subject to several conditions and approvals, including approval by AWI creditors and shareholders, the Bankruptcy Court, and the Nevada Gaming Commission.

Youbet Chairman and CEO Charles F. Champion commented on the proposal, “An acquisition of AWI would be consistent with our stated goals of expanding into ancillary areas of the gaming and wagering industries where we can leverage our existing capabilities and infrastructure capacity while diversifying our sources of revenue. If completed, the acquisition would also enhance Youbet’s entry into the Nevada market where we believe there are opportunities to work on various business initiatives with casino operators.

Mr Champion concluded, “We believe our offer represents an excellent financial and strategic proposal not only for AWI’s creditors and shareholders but for Youbet shareholders as well. By combining the operations of two leaders in their respective sectors, we can continue our track record of serving customers of wagering and entertainment products and services, while realizing the operating efficiencies inherent in combining the companies’ overheads. The stock component of our offer would allow current AWI shareholders to participate in the future of the combined entity and our plans for further growth.”

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness horse racing content in the United States. Members have the ability to watch and, in most states, the ability to wager on vast majority of all major domestic horse racing content via Youbet.com’s exclusive closed-loop network. Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates Youbet.com TotalAccess™, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet can be found at www.Youbet.com.

Historical and business information concerning AWI and Leroy’s was derived from AWI’s SEC filings. Neither Youbet nor any of its representatives has been afforded the opportunity to verify the accuracy of this information, and such information should therefore not be deemed or otherwise considered as the statements or assertions made by or on behalf of Youbet.

Forward-Looking Statements

This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; successful integration of acquired assets and operations; and a decline in the general economy. The acquisition of AWI is also contingent upon Youbet successfully securing a Nevada gaming license, which involves a rigorous and potentially lengthy review process. We currently cannot predict the timing or outcome of this process. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #